SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2009

AMERITYRE CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	000-50053	87-0535207
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

1501 Industrial Road, Boulder City, Nevada  89005

(Address of principal executive office)

Registrant's telephone number, including area code: (702) 294-2689

Copies to:

John C. Thompson, Esq.

1371 East 2100 South, #202

Salt Lake City, Utah 84105

Phone: (801) 363-4854

Fax: (801) 606-2855

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 16, 2009, the Company received a notice from the staff of The NASDAQ Stock Market, indicating that, because the Company’s stock has not maintained a minimum bid price of $1 per share for the last 30 consecutive business days, a deficiency exists under NASDAQ Listing Rule 5550(a)(2). However, NASDAQ Listing Rule 5810(c)(3)(A) provides the Company a 180 calendar day grace period to regain compliance. The Company’s grace period will expire on March 15, 2010. The Company will automatically regain compliance with NASDAQ rules if, at any time during this grace period the bid price for its shares closes at $1 or more per share for a minimum of ten consecutive business days. If the Company has not regained compliance by the end of this grace period it will receive a written notification that its securities are subject to delisting, a determination it can choose to appeal to NASDAQ Hearing’s Panel. Alternatively, the Company may be granted an additional grace period if it meets the initial listing standards of The Nasdaq Capital Market, with the exception of bid price. If the Company uses this alternative, it will need to submit an application to transfer its securities to The Nasdaq Capital Market.

This notification has no immediate effect on the listing of the Company’s common stock pending the expiration of the grace period.

On September 21, 2009, the Company issued a press release announcing that it had received the aforementioned letter. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits

Exhibit 99 - Press release dated September 21, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  September 21, 2009

AMERITYRE CORPORATION

By: /S/ Michael Kapral

Michael Kapral

Chief Executive Officer and President